EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We consent to the incorporation by reference of our report dated March 14, 2017 on our audits of the consolidated financial statements of Aoxin Tianli Group, Inc.(formerly known as Tianli Agritech, Inc.) and Subsidiaries (the “Company”) as of and for the years ended December 31, 2016 and 2015, respectively, which report was included in the Annual Report on Form 10-K of the Company filed March 14, 2017 in the Company’s Registration Statement on Form S-8 (Registration No. 333- 201815).

/s/ HHC
HHC
Forest Hills, NY
March 14, 2017